UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 24, 2025

(Date of earliest event reported)

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40357	85-3971597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Address of principal executive offices, including Zip Code)

(302) 295-4840

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MRVL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 24, 2025, Marvell Technology, Inc. (the “Company”) announced that its Board of Directors authorized a $5 billion addition to the balance of its existing stock repurchase program.

In addition to this stock repurchase authorization, the Company announced that it is entering into confirmations, including a supplemental confirmation (collectively, the “ASR Agreement”), of an accelerated share repurchase transaction with a counterparty financial institution (the “Dealer”). Under the ASR Agreement, the Company will repurchase an aggregate of $1 billion of the Company’s common stock. This is in addition to the $300 million already repurchased in the current quarter as noted below.

Pursuant to the ASR Agreement, the Company will pre-pay an aggregate amount of $1 billion to the Dealer on September 25, 2025, and expects to receive on the same day an initial delivery of approximately 10.7 million shares of the Company’s common stock from the Dealer. The final number of shares to be repurchased by the Company will be based on the volume-weighted average stock price of the Company’s common stock during the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, the Dealer may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of common stock or to make a cash payment, at its election, to the Dealer. The final settlement under the ASR Agreement is scheduled to be completed by the end of calendar year 2025 but may conclude earlier than its scheduled termination date at the election of the Dealer. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the transaction may be accelerated, extended or terminated early by the Dealer, and various acknowledgments, representations and warranties made by the parties to one another. The Company is funding the share repurchases under the ASR Agreement with existing cash resources.

On March 7, 2024, the Company announced that its Board of Directors authorized a $3.0 billion addition to the balance of its existing stock repurchase program. As of August 2, 2025, the date of the Company’s most recent fiscal quarter end, $2.0 billion remained available for future stock repurchases. Since August 2, the Company has repurchased an additional $300 million worth of common stock and under the ASR Agreement, the Company will repurchase an aggregate of $1 billion of the Company’s common stock.

A copy of the press release announcing the new stock repurchase authorization and the Company’s entry into the ASR Agreement is furnished herewith as Exhibit 99.1.

Forward Looking Statements

Statements in this report that refer to future plans and expectations, including with respect to the ASR Agreement, the settlement of such agreement, stock repurchases and capital return practices, are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to the Company’s valuation and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. Such statements are based on management’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include, among others, the ability of the Dealer to the ASR Agreement to buy or borrow shares of Company common stock; the market price of the Company’s common stock during the term of an ASR Agreement; the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry; and the factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q. The Company does not undertake, and expressly disclaims any duty, to update any statement made in this report, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 24, 2025

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVELL TECHNOLOGY, INC.

Date: September 24, 2025	By:	/s/ Mark Casper
Mark Casper
EVP, Chief Legal Officer and Secretary